Exhibit 10.61
AMENDMENT 2007-1
TO THE
GAIN CAPITAL HOLDINGS, INC.
2006 EQUITY COMPENSATION PLAN
     WHEREAS, GAIN Capital Holdings, Inc. (the “Company”) sponsors the GAIN Capital Holdings, Inc. 2006 Equity Compensation Plan (Amended and Restated, effective December 31, 2006) (the “Plan”) for the benefit of certain of its and its subsidiaries’ employees, advisors, consultants and directors;
     WHEREAS, the Board of Directors of the Company (the “Board’’) desires to amend the Plan to increase the total number of shares of common stock of the Company that may be issued or transferred under the Plan by 200,000 shares, so that a total of 4,000,000 shares may be issued or transferred under the Plan and desires to make certain other changes to update and clarify the Plan; and
     WHEREAS, Section 16(a) of the Plan provides that the Board may amend the Plan at any time.
     NOW, THEREFORE, effective as of December     , 2007, the Plan is hereby amended as follows:
1.	The first sentence of Section 3 (a) of the Plan shall be deleted and replaced with the following:

“(a) Shares Authorized. Subject to adjustment as described below, the aggregate number of shares of common stock of the Company (“Company Stock”) that may be issued or transferred under the Plan is 4,000,000 shares.”

2.	Section 13(a)(ii) shall be deleted in its entirety and replaced with the following:

“(ii) The consummation of (i) a merger or consolidation of the Company with another corporation where the stockholders of the Company, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the surviving corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote), (ii) a sale or other disposition of all or substantially all of the assets of the Company, or (iii) a liquidation or dissolution of the Company.”

3.	Section 22 shall be deleted in its entirety and replaced with the following

“SECTION 22 California Requirements

If shares are repurchased by the Company pursuant to Section 12(d) of the Plan, the repurchase right must be exercised for cash within 6 months after the date of the Grantee’s termination of employment or service or within 6 months after exercise of the applicable Option, whichever is later.”

4.	In all respects not amended, the Plan is hereby ratified and confirmed.
     IN WITNESS WHEREOF, and as evidence of the adoption of Amendment 2007-1 to the Plan as set forth herein, the Board has caused this Amendment 2007-1 to be executed by the undersigned officer of the Company this         day of December 2007.

GAIN CAPITAL HOLDINGS, INC.

By:	/s/ Glenn H. Stevens
Name: Glenn H. Stevens
Title: CEO